Exhibit 10.15

G A R Y  S T E V E N  F I N D L E Y  &  A S S O C I A T E S

Gary Steven Findley*	A PROFESSIONAL CORPORATION	Telephone
Thomas Q. Kwan	ATTORNEYS AT LAW	(714) 630-7136
Laura Dean-Richardson		Telecopier
Debra L. Barbin	1470 NORTH HUNDLEY STREET	(714) 630-7910
ANAHEIM, CALIFORNIA 92806

*A Professional Corporation

MEMORANDUM

To:	Steven Ellsworth and Kevin Stevenson

From:	Gary Steven Findley

Date:	January 31, 2006

Re:	Memorandum of Understanding Update- Arizona Project

This Memorandum of Understanding is an update on the December 27, 2005 Memorandum of Understanding concerning the organization of a new national bank in Arizona that will be majority owned by Premier Commercial Bancorp (“PCB”) and to which Steven Ellsworth (“SE”) and Kevin Stevenson (“KS”) are critical players. PCB, SE and KS understand that PCB would not proceed with the organization of the new national bank in Arizona (“PCBAZ”) without the involvement of SE and KS. It is important to memorialize the understanding of PCB, SE and KS concerning the structure of PCBAZ and the employment and compensation for SE and KS related to PCBAZ. PCB have drafted various agreements that have been reviewed by SE and KS related to their ownership in PCBAZ and the employment with PCBAZ. This Memorandum of Understanding is intended to described the terms and conditions which have been agreed to by the parties, that are not included in the various agreements that have been circulated between the parties.

Basic Framework

The initial capital of PCBAZ will be $10 million. The two critical players to PCBAZ will be SE and KS who have requested ownership in PCBAZ rather than PCB. It was initially discussed that PCB would own 80% of PCBAZ with the remaining 20% to be owned by SE, KS and other local directors from the Arizona market. While there are certain advantages to PCB if it owns at least 80% of PCBAZ, it is acceptable for PCB to own a minimum of 70% of PCBAZ if there are stockholder agreements in place at PCBAZ that provide protection to PCB going forward. The stockholder agreements have been forwarded in draft form to SE and KS.

It is understood that PCB will need to raise the capital necessary to invest into PCBAZ and that PCB will be using a combination of common stock and trust preferred securities in order to increase the capital accounts and complete the investment. PCB will likely be raising over $12 million in common stock and trust preferred securities to fund PCBAZ and other projects ($3 million in trust preferred securities were issued on December 23, 2005 with another $3 million in the summer of 2006). SE and KS have agreed to invest $1.3 million ($750,000 and $550,000 respectively) in the initial offering of PCBAZ, therefore they will own a combined 13% of PCBAZ if the initial capital is $10 million. Both SE and KS are interested in increasing their ownership of PCBAZ over time into the range of 20% to 30%. This increase in ownership is acceptable to PCB based upon satisfactory performance of PCBAZ going forward.

Initial Capital

PCBAZ would be capitalized for $10,000,000 through the sale of shares of common stock. Normally we would consider the sale of shares at a price of $10.00 per share. However to replace the incentive compensation that SE is walking away from at his current employer in the amount of approximately $210,000 by joining the PCBAZ project before March 16, 2006 it is agreed that the price per share of PCBAZ’s offering be reduced to $8.00 per share for SE. This pricing preference only applies to SE. Only SE and KS would be allowed to invest into PCBAZ, other than PCB. Based upon an initial capital outlay by SE and KS of $1,300,000, it is agreed that PCB will contribute $8,700,000 in capital to PCBAZ and is issued 870,000 shares of common stock. SE and KS would each purchase units of PCBAZ for $20.00 per unit. The SE $750,000 investment would purchase 37,500 units with each unit consisting of 2.5 shares and a warrant to purchase one additional share of PCBAZ common stock over a five-year period. The KS $550,000 investment would purchase 27,500 units with each unit consisting of 2 shares of PCBAZ common stock and a warrant to purchase one additional share of PCBAZ common stock over a five-year period. The warrants for SE and KS would be exercisable at a price equal to the higher of 1.5 times the book value of PCBAZ at the time of the exercise of the warrant or an annual increasing price over the five-year term between $15.00 and $20.00. These warrants would vest immediately, not be transferable and would be forfeited prior to exercise if SE or KS resigned employment from PCBAZ or they were terminated for cause. The warrants would also be adjustable for splits and stock dividends by PCBAZ. Following this type of plan there would be 1,018,750 shares of PCBAZ outstanding. Under this scenario SE would own 93,750 shares or 9.20%, KS would own 55,000 shares or 5.40% with the combined ability upon the exercise of the warrants to go to 213,750 shares or slightly less than 20% of the outstanding. This does not include the exercise of stock options, which is discussed later in the Memorandum.

The stockholders agreement between PCB and SE/KS, that have been negotiated by the parties, give PCB the ability to purchase the shares of SE and KS in the event that they resigned or were terminated for cause. The stockholders agreement restricts SE and KS ability to sell the shares to anyone other than PCB or an entity or person identified by PCB. We would place into the stockholders agreement a preemptive right to SE and KS to purchase additional shares of PCBAZ common stock if PCB purchased additional shares pursuant to a common stock offering at PCBAZ. The stockholders agreement contains a right of first refusal.

All other local investors will invest in PCB’s common stock offering rather than PCBAZ. PCB’s initial ownership will be 870,000 shares or 85.40% of PCBAZ. From recent discussions, approximately $2,000,000 of the PCB offering the second quarter of 2006 will be reserved for the Arizona shareholders. It is agreed that PCB will create a form of stockholders agreement for the Arizona shareholders that will invest in the PCB offering. It is understood that the shares of PCB common stock in the offering could be sold to existing PCB shareholders since there is high demand. Under the terms of the stockholders agreement PCB, or a party designated by PCB would be able to purchase the shares owned by the Arizona shareholders in the event that the Arizona shareholder either left the employment or directorship of PCBAZ or an entity affiliated with PCB. The stockholders agreement would be for a five-year period and would release one fifth of the shares on each anniversary of the original purchase. The purchase price per share will be finalized in the near term but would suggest the lower of the then current market value of PCB common stock or the original purchase price of the shares with a five percent annual increase. The stockholders agreement would allow for a legend on the share certificates and would also state that the purchase price to be paid will not be less than the original purchase price, adjusted for stock splits and dividends. The stockholders agreement would also terminate in the event there was a change in control involving PCB. This is a form of golden handcuff that we agreed to protect PCBAZ and PCB.

Compensation

PCBAZ is being created based upon the talents of SE, KS and members of senior management of PCB. There are several components of compensation that have been finalized with SE and KS and are the basis of employment agreements that have been negotiated by the parties.

Stock Options

Part of the compensation program for PCBAZ will be the use of stock options and restricted stock grants. Due to the young age of PCBAZ no restricted stock grants will be used during the first three years of PCBAZ’s existence. A stock option plan for PCBAZ will be created. The initial stock option pool shall be 300,000 shares and is set aside for officers and directors of PCBAZ. The initial stock option grants for all directors and officers of PCBAZ are limited to no more than 175,000 with the remaining options to be granted based upon performance of PCBAZ. SE will receive 30,000 stock options and KS will receive 20,000 stock options. The initial price of the stock options shall be $10.00 and the options shall vest over five years. There will be an acceleration of stock option vesting in the event of a change in control involving PCBAZ or PCB. All stock option agreements would require the execution of a stockholders agreement with PCB prior to the exercise of any stock option. The stock option agreement would vest over a four to five year period and have immediate forfeiture language in the event that the option holder resigned from PCBAZ or was terminated for cause. The stockholders agreement would have restrictions on transferability of shares acquired pursuant to the stock option grant and would allow PCB to purchase the shares at the higher of 1.0 times PCBAZ’s book value per share or the original option price paid in the event that the stockholder was either terminated for cause or resigned to work for a competing entity. The consideration to be paid by PCB could be in the form of cash or market value of PCB common stock. In addition the stock options could be converted into PCB common stock based upon a formula to be agreed upon by the parties. We would suggest that the formula would be the higher of (A) PCBAZ’s book value per share multiplied by PCB’s book value per share multiple, or (B) PCBAZ’s last twelve months earnings per share multiplied by PCB’s last twelve months price to earnings multiple divided by the current market value of PCB common stock. This will have to be modeled, however this type of conversion feature provides liquidity to the PCBAZ option holder.

Timing and LPO

While PCBAZ will take several months to get off the ground SE and KS would be valuable to PCB running a loan production operation. Rather than use consulting agreements related to this engagement, SE and KS will enter into one-year employment agreements with PCBCA that have been negotiated.

Other Matters

As part of the process SE will be proposed to the regulatory agencies as an initial director of PCBAZ. The Board of PCBAZ will consider retirement benefits in the form of a SERP for SE and KS after the third year anniversary of the operation of PCBAZ. One additional factor that needs addressing is the addition of DB to the PCBAZ team. From conversations with SE and KS, DB is a critical component to the success of the venture since he is located in the Phoenix market and has the deposit and loan sources. DB would be walking way from about $550,000 in compensation before tax to join PCBAZ. It is understood that PCBAZ and PCB will not make this type of payment. However as an enticement to DB to join the project during the second quarter of 2006 PCB will provide to DB 10,000 shares of restricted stock grants to DB out of PCB that vest over a four-year period. If DB leaves early or is terminated he would forfeit all of the restricted shares that are not vested. On a value basis, assuming an appreciation in value to over $40 in four year, DB would be receiving over $400,000 in PCB stock. As a restricted stock grant there would be tax issues for DB and he will need to consider various elections. The restricted stock grant appears to be a fair trade off and the actual dilution to book value at PCB would be nominal at best. DB will not receive any restricted shares in PCBAZ and that he would only be entitled to shares in PCBAZ as part of the normal stock option plan. It will be necessary to have an employment agreement with DB, but that will be refined with AP, KC, SE and KS.

We hope this Memorandum of Understanding provides further clarification for the project.

I am available to discuss this memorandum.

Best regards,

GSF